Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of April 2, 2022 (the “Effective Date”), by and between SmartCard Marketing Systems Inc., a Delaware corporation (the “Corporation”), and Massimo Barone, an individual (the “Executive” and “CEO”). The Corporation and the Executive are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals:

WHEREAS, the Executive has served as the Chief Executive Officer of the Corporation.

WHEREAS, the Corporation desires to employ the Executive as its Chief Executive Officer, and the Executive desires to accept such employment with the Corporation, in each case upon the terms and conditions set forth herein.

NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1-	Description of Business

The Corporation and its subsidiaries are actively involved in the business of providing Fintech, Payment and Blockchain solutions developed for Web-commerce including Smartphone & Tablets interaction with compatibility and embedded Payments. Additionally, the Corporation develops and operates proprietary intellectual transaction management services.

2-	Term

This Agreement shall be effective upon the date set forth in the first paragraph of this Agreement and continue for a total of five (5) years (the “Term” or “Initial Term”).

The Term of this Agreement may be renewed at the option of Executive and/or the Board of Directors of the Corporation (“Board of Directors”) for an additional period of three (3) years upon providing the Corporation a minimum ninety (90) days, maximum thirty (30) days, written notice prior to the expiration of this Agreement.

3-	Scope of mandate

Executive is the strategic visionary of the Corporation. The Corporation recognizes Executive’s value and wishes to retain his expertise and to mandate him on to be an integral part and main person for the basis to conceive, influence and manage design, development, manage and deploy the Corporation’s strategic and go to market plan for the next five (5) years. Executive will dedicate his time and best efforts in fulfilling his obligations and to render the services described herein under this Agreement.

4-	Positions

CEO shall continue to act as and shall be reappointed as the Corporation’s Chief Executive Officer for the duration of this Agreement.

CEO shall be appointed and or nominated Chairman of the Board of Directors.

The Executive promises that, during the Term, he shall dedicate his full business time, attention and energies to his employment with the Corporation. The Executive will manage the business affairs of the Corporation and perform the duties typically assigned to the chief executive officer of a similarly situated company in the Corporation’s industry, along with any other positions that he may hold with the Corporation or its affiliates. The Executive shall also perform such other reasonable duties as may hereafter be assigned to him by the Board of Directors, consistent with his abilities and position as Chief Executive Officer of the Corporation. Without limiting the generality of the foregoing, the Executive will be directly responsible for the day-to-day leadership, sales, marketing, operations and management of the Corporation in order to develop new opportunities, nurture client relationships, retain business and support existing Corporation opportunities, implementing Corporation’s business plan and budget.

5-	Executive Team Building and Business Outsourcing Process

In order to secure and achieve success of the Corporation’s vision and growth strategy during the Term, CEO shall have the exclusive right to select and appoint the candidates for the positions hereinafter set forth at CEO’s discretion:

The following positions include:

1)	Appointment of CFO
2)	Appointment of CTO
3)	Operations
4)	BPO
5)	BPI
6)	Project Team Managers
7)	Nominations to the Board of Directors

CEO will offer his expertise in order to set the compensation, bonuses and remuneration guidelines for the aforementioned positions. Each appointed position will be for a maximum three (3) year or four (4) year terms plus an optional one (1) year.

CEO shall be responsible of hiring the external auditor, external CPA, and nominee advisory board members for the Corporation.

6-	Technology, Intellectual and Innovation Rights

CEO agrees that he will promptly make full written disclosure to the Corporation, will hold in trust for the sole right and benefit of the Corporation, and hereby assigns, transfers and conveys to the Corporation, or its designee, all claims to R&D rights to the work as well as worldwide right, title, and interest in and to any and all innovations, inventions, original works of authorship, findings, conclusions, data, discoveries, developments, concepts, improvements, trade secrets, techniques, processes and know- how, whether or not patentable or registrable under copyright or similar laws, which CEO may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, in the performance of their mandate pursuant to this Agreement or which result, to any extent, from use of the Corporation’s premises or property (collectively, the “Inventions”), including any and all moral rights and intellectual property rights inherent in the Inventions and appurtenant thereto including, without limitation, all patent rights, copyrights, trademarks, know-how and trade secrets (collectively, “Intellectual Property Rights”). CEO further acknowledge and agree that all original works of authorship which are made by the CEO (solely or jointly with others) in the performance of the mandate pursuant hereto and which are protectable by copyright are “works made for hire,” as that term is defined in the Copyright Act. However, to the extent that any such work may not, by operation of any applicable law, be a work made for hire, the CEO hereby assigns, transfers and conveys to the Corporation all of their worldwide right, title and interest in and to such work, including all Intellectual Property Rights therein and appurtenant thereto.

CEO brings expertise and experience to the Corporation and shares its ideas, concepts and innovation which become the Corporation’s intellectual rights or assets which are developed by the Corporation’s primary holding and subsidiaries.

7-	Mergers and Acquisitions

CEO is allocated the rights by the Corporation to pursue opportunities which will bring added value to stakeholders and investors. In the event the CEO enters into an agreement which is of lesser of value of the Corporation’s current market value, the CEO must seek the additional signatory of an executive member or the Board of Directors.

8-	Stock Compensation Plan

CEO shall be entitled to receive stock compensation program available to the Corporation as follows: 25% the first year of the Term, 20% in the second year of the Term, 20% in the third year of the Term, and 15% in the fourth year of the Term, with a static 15% for any renewal term.

In addition, the CEO is allocated 5% of the Corporation’s authorized capital in cashless warrants at an exercise price of $0.10 USD per share for a period of five years the Term.

9-	Compensation

CEO shall be paid an annual salary in the amount of Two Hundred Thousand dollars ($200,000 USD) (the “Salary”) payable monthly or quarterly at the option of the CEO. During the Term, the Salary shall be subject to an annual increase of up to 6.5%.

10-	Bonus Compensation

CEO shall be entitled to additional compensation based on the following conditions:

In the event the Corporation successfully uplists to a national exchange such as the Small Cap Nasdaq, CNSX, TSX, Hong Kong or any US stock exchange, the Salary provided for in Section 9 shall be increased by Sixty Five Thousand dollars ($65,000.00) USD per annum for the first year following such uplisting and thirty five thousand ($35,000) USD in the consecutive years thereafter.

In addition, CEO shall be entitled to a bonus/earned compensation commensurate to three percent (3%) of the Corporation’s EBITDA payable to CEO in cash or equivalent common shares at a stock price equal the maximum allowable discount on the stock price traded as per the policies of the national exchange.

The Corporation is obliged to provide directors and officers insurance (“D&O Insurance”)for the Corporation’s executive officers and Board of Directors. The D&O Insurance will protect the Corporation’s executive officers, Board of Directors, and operations from any harm or disruption of business services caused to any such parties.

11-	Bonus on Financings

CEO shall be entitled to the following bonus compensation earned for financing for the Corporation or its subsidiaries if above the current market share price. The schedule is as follows:

1)	4% of the total amount of the capital raised, paid in cash; or

2)	At the option of CEO, in replacement of cash, 5% payable in common shares at a price equivalent to the price of the issuance dollar value; or

3)	An equal split combination of 2% payable in cash and two percent 2.5% payable in common stock at a price equivalent to the price of the issuance dollar value.

12-	Compensation for Acquisitions

CEO shall be entitled to the following bonus compensation for identifying and successfully completing acquisitions of target companies by the Corporation or its subsidiaries. The schedule is as follows and calculated on the total value of the transaction:

4)	5% bonus payable as follows: 2% paid in cash and 3% paid in common shares at the common price issuance of the transaction;

13-	Compensation for being Acquired or Merger

CEO shall be entitled to the following bonus compensation for identifying an interested party and successfully completing the acquisition or merger of the Corporation, or its subsidiaries with the interested party. The schedule is as follows:

2)	3% paid in cash or equivalent stock with 15% discount if the evaluation is above $50,000,000
3)	4% paid in cash or equivalent stock with 15% discount the evaluation is above $80,000,000
4)	5% paid in cash or equivalent stock with 15% discount if the evaluation is above $125,000,000
5)	8% paid in cash or equivalent stock with 15% discount if the evaluation is above $200,000,000

14-	Milestone compensation:

CEO shall be entitled tocompensation based on thresholds reached for licenses sold. The compensation is payable upon licenses being paid for by the combined aggregate number of clients of the Corporation and its subsidiary companies. The compensation is payable in cash. CEO may opt at their discretion to be paid in common shares of the Corporation at a price equivalent to the 35 day trading period average calculated prior to the date of payment at the maximum discount allowable. The compensation schedule is as follows:

Milestone Compensation Schedule in USD Dollars

1) 10,000 active merchants	$25,000 Bonus
2) 20,000 active merchants	$40,000 Bonus
3) 35,000 active merchants	$70,000 Bonus
4) per additional thereafter to
schedule above
15,0000 active merchants	$15,000 Bonus

15-	Contractual Agreements and Signing Authority

In the scope of its mandate, CEO shall have the authority to bind the Corporation by signing contractual agreements, letters of intent, memorandums of understandings, nondisclosure documents, including but not limited to definitive agreements on behalf of the Corporation or its subsidiaries. CEO agrees to act on the best interest of the Corporation or its subsidiaries.

16-	Indemnification; Limitation of Liability

CEO shall not be liable to Corporation for any loss incurred in the performance of his mandate and services pursuant hereto, unless caused by CEO intentional misconduct. Corporation agrees, at is sole defense, to indemnify and defend CEO from and against any damages, claims or suits by third parties against him arising from the performance of the Corporation of services unless caused by their intentional misconduct which is deliberately harmful to the company.

17-	Right to Veto on hiring or firing

CEO shall have an exclusive right of VETO on any firing or hiring of staff during the Term of this Agreement.

18-	Non-Competetition; Non-Solicitation

CEO, after termination of this Agreement, shall undertake for a period of twelve (12) months to not directly or indirectly compete with the Corporation or work for or alongside any competitors of the Corporation. CEO agrees for the same period outlined above, to not directly or indirectly solicit any of the Corporation’s employees, for their personal use or the use of a third party. The terms of this clause shall also apply for the duration of the Term and any renewal term thereafter. In the event the Corporation has not compensated the CEO in time as per the Agreement, the terms of this provision shall be rendered null and void.

19-	Poison Pill in case of Hostile takeover

CEO shall develop with the assistance of the Board of Directors a poison pill in the event of a hostile takeover bid. CEO shall have veto on its merits and undertakings.

20- Obligations of CEO

CEO agrees to manage on a day-to-day basis the operations of the Corporation and its subsidiaries in a lawful manner and with proper conduct and diligence. CEO shall designate the roles of each individual manager or supervisor and elaborate what their tasks will be in such a manner that all managers and supervisors will operate and manage the business and clients with the best of intent and good will.

CEO shall continuously keep track of any material change of events and promptly advise the Board of Directors of such material change that may or may not materially adversely or positively affect the Corporation.

21-	Marketing and Product Support

CEO will on a best efforts basis market and sell the Corporation’s products and services and comply with the policies, programs, and requirements regarding marketing and product support as may be communicated by the Corporation. CEO shall respect the terms and guidelines to be developed and provided, however, in order to avoid conflict among Corporation’s distribution channels, all such marketing and sales efforts require the prior written authorization from the CEO and a second executive officer of the Corporation.

The CEO shall not, without prior written authorization from the Board of Directors, sell the Corporation’s intellectual property or intangible assets.

22-	Advertising

CEO will develop a marketing and sales strategy for acquirers, processors, banks, telecoms, ISO`s, distributors and other reasonable sales channels which are beneficial to the Corporation.

23-	Presentations and Planning

In order to compete with major software or tech companies on an international level, CEO will develop audio, video and visual presentations describing the Corporation’s products, plans, and business.

24-	Customer Support Channels

CEO shall use his best efforts to create customer support channels and services and shall ensure that the service reseller(s) shall:

a)	Supply the Corporation with such data as the Corporation requests regarding sales to customers for Corporation’s own reporting purposes;

b)	Participate fully in the Corporation’s campaigns to notify customers of any retrofit or recall of the Corporation’s products;

c)	Use only Corporation-approved vendors, servicing and maintenance of the Corporation’s products it provides under warranty; and

d)	Comply with laws and regulations applicable to in the jurisdictions of the territory being solicited and operating within.

25-	Expenses

The Corporation agrees to pay the following expenses to CEO related to the performance of its mandate and services rendered to the Corporation and/or its subsidiaries pursuant to this Agreement:

          a)Travel

When CEO is required to travel anywhere in North America (excluding Quebec) or more than a 200 mile radius), the standard fee shall be fixed at $750.00 USD per day plus hotel lodging, including food and beverage. For all other travels outside North America, CEO shall be entitled to a maximum of $1250.00 USD per day billing for up to six days; should the travels require more than six days each additional day will be billed at $1550.00 USD per day plus hotel, food and beverage.

        b)Mobility

CEO shall be entitled to expense a maximum of $450.00 USD per month for North American calls and a maximum of $600.00 USD per month for calls outside North America.

        c)Car

CEO shall be entitled to expense the lesser of i) up to $260.00 monthly for the use of personal vehicles to a maximum of two for the company or ii) opt to invoice $0.35 USD per mile per month. Should CEO choose to rent a car for business travels the Corporation will incur the cost of a medium size luxury sedan.

       d)Remote Office

CEO shall be entitled to expense up to i) up to $750.00 monthly for the use of home space for office operations and personal office under third party memberships up to or ii) opt to invoice $1600 per month. Should CEO choose to rent an office for the Corporation, the Corporation will assume the contractual obligations.

26-	Billing solution

CEO will keep the Corporation informed of customer support policies and procedures, and agree to follow such policies and procedures to resolve any customer support issues to minimize any liabilities if incurred. CEO agree to create operating guidelines for general staff and administration.

27-	Termination for Cause

This Agreement may be terminated for cause upon written notice:

a)	By either Party upon 120 days’ written notice if the other commits a material breach of the Agreement and fails to cure it within the consecutive 90 days that follow. In such event, the termination must have the approval of the majority of the Board of Directors.

b)	In the event of the death or inability for the CEO to perform his duty, the remainder of the Term of the Agreement will be fully compensated within 120 days of the matter.

28-	Effects of Termination

a)	The termination or expiration of this Agreement shall not affect any rights or obligations which have accrued prior thereto or in connection therewith;

b)	Upon termination, CEO shall immediately stop all marketing, promotion, advertising or reference to Corporation products and shall have no further rights to use Corporation’s marketing, promotion or advertising materials or other resources if paid in full and no disputes subsist between Parties;

c)	In the event of termination by the Corporation for cause or without, CEO shall be entitled to receive two (2) years compensation fee as per section 9 of this Agreement: Two Hundred Thousand Dollars ($200,000.00) USD in cash or Five Hundred Thousand Dollars ($400,000.00) USD in common stock of the Corporation with the applicable allowable discount at the time of issuance and no additional restrictions on the security. At the option of CEO, said payment can be paid 25% in cash and the balance in common shares of the Corporation. The amount payable will be based on the fourth year remuneration schedule. In the event CEO opts for all common shares as compensation, the price at which to convert shall be as follows: a price equivalent to a 25 day trading period average calculated prior to the date of termination at the maximum discount allowable.

29-	Confidentiality

Confidential information is the exclusive property of the Corporation. For the entire duration of this Agreement and for a period of one (1) year thereafter, CEO agrees that any information received by CEO during any furtherance of their obligations in accordance with this Agreement, which concerns namely the personal, financial or other affairs of the Corporation will be treated by CEO in full confidence and will not be revealed to any other persons, firms or organizations. For the purpose of clarity, CEO agrees that any information received by him is private, internal and the proprietary of the Corporation and that CEO will not disclose any confidential information to the benefit of any third party nor make use of same for CEO own purposes.

30-	Notices

Except as otherwise provided in this Agreement, all notices, demands and other communications hereunder shall be in writing and shall be delivered personally or sent by facsimile, other electronic means or nationally recognized overnight courier service addressed to the party to whom such notice or other communication is to be given or made at such party’s address as set forth below, or to such other address as such party may designate in writing to the other party from time to time in accordance with the provisions hereof, and shall be deemed given when personally delivered, when sent electronically or 2 business day after being sent by overnight courier.

To:

Attention: Massimo Barone, CEO mbarone@smartcardmarketingsystems.com 514 386 6307

Facsimile: 1 866 774 2555

3079 Ave des Aristocrates, Laval, Qc h7e5h3

To: SmartCard Marketing Systems, Inc.

20c Trolley Square, Wilmington, De USA 19806 1 844 THE PAYMENT

31-	Assignment

Neither Party may assign this Agreement or any interest herein, or delegate any of its duties hereunder, to any third party without the other Party’s prior written consent. Any attempted assignment or delegation without such consent shall be null and void.

32-	Successors and Assigns

This Agreement shall inure to the benefit of and be binding upon the respective heirs, representatives, successors and assigns of the Parties.

33-	Miscellaneous Provisions

Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the matters herein contained and supersedes all previous agreements and undertakings with respect thereto. This Agreement may be modified only by written agreement signed by the Parties.

Language. The Parties hereto have explicitly requested and hereby accept that this Agreement be drafted in English. Les parties aux présentes ont expressément demandé et acceptant par les présentes que le présent document soit rédigé en anglais.

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitutes one agreement.

Governing Law. This Agreement shall be interpreted and governed in accordance with the laws of the State of Delaware.

Severable provisions. If any provision of this Agreement to any extent, be declared invalid or unforceable, the remainder of this Agreement other than those as to which it is held invalid or unenforceable, shall not be affected thereby. Each provision shall be separately valid and enforceable to the fullest extent permitted by law.

Acknowledgement. The parties acknowledge that they have read and understand this Agreement, and agree to be bound by its terms and conditions.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth above, to be effective on the Effective Date.

CORPORATION:		EXECUTIVE:

SmartCard Marketing Systems Inc.

By:
Name:	Michelle Tasillo	Massimo Barone
Title:	CFO